Exhibit 99.1

Tribune Media Company Announces Pricing of $1.1 Billion Senior Notes Offering

NEW YORK, June 17, 2015—Tribune Media Company (NYSE: TRCO) (the “Company”) announced the pricing of $1.1 billion aggregate principal amount of 5.875% senior unsecured notes due 2022 (the “Notes”). The offering is expected to close on June 24, 2015, subject to certain closing conditions. The Company intends to use the net proceeds from the sale of the Notes to repay a portion of its borrowings under its existing term loan facility.

The Notes will be offered in a private offering exempt from the registration requirements of the United States Securities Act of 1933, as amended (the “Securities Act”). The Notes will be offered only to qualified institutional buyers pursuant to Rule 144A and to certain persons outside the United States pursuant to Regulation S, each under the Securities Act.

The Notes and subsidiary guarantees have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This press release is for informational purposes only and is not an offer to sell or purchase nor the solicitation of an offer to sell or purchase securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which, or to any person to whom such an offer, solicitation or sale would be unlawful.

Forward-Looking Statements

This press release includes “forward-looking statements,” including with respect to the proposed private offering, within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

INVESTOR CONTACT:	MEDIA CONTACT:
Donna Granato	Gary Weitman
VP/Corporate Finance, Investor Relations	SVP/Corporate Relations
212/210-2703	312/222-3394
dgranato@tribunemedia.com	gweitman@tribunemedia.com